UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2005

Entegris, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-30789	41-1941551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 952-556-3131

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective August 1, 2005, Entegris, Inc., a Minnesota corporation (“Entegris”), entered into an Employment Separation Agreement and Release with each of James E. Dauwalter, Chief Executive Officer of Entegris, and Stan Geyer, Chairman of Entegris. These agreements were prepared and entered into in contemplation of the merger with Mykrolis Corporation (including the reincorporation merger of Entegris with and into Eagle DE, Inc., a Delaware corporation and wholly owned subsidiary of Entegris (“Entegris Delaware”)), and were discussed in the Joint Proxy Statement/Prospectus of Entegris and Mykrolis dated June 30, 2005. A summary of the material terms of the separation agreements follows:

•    Resignation. The separation agreements provide that Messrs. Dauwalter and Geyer will resign as executive officers of Entegris and Entegris Delaware effective on the closing of the merger of Mykrolis into Entegris Delaware. The separation agreements do, however, contemplate that both Messrs. Dauwalter and Geyer will be employed by Entegris Delaware in non-executive capacities after the merger until at least October 16, 2005 and that they may continue to be employed or they may provide other advisory or consulting services to Entegris Delaware thereafter. The terms of any such post-merger relationships would be established by Entegris Delaware post-merger.

•    Severance. Provided the merger is completed, that he signs and does not revoke his separation agreement and that he continues in the employment of Entegris until the effectiveness of the merger, each of Dauwalter and Geyer shall receive the following severance benefits:

(i) Mr. Dauwalter shall receive a total severance payment of $1,860,000 and Mr. Geyer a total severance payment of $1,508,000, to be paid pursuant to Entegris’ customary payroll practices over a period of five years for Mr. Dauwalter and four years for Mr. Geyer.

(ii) Both Mr. Dauwalter and Mr. Geyer shall be paid any earned fiscal 2005 annual bonus, prorated through the effectiveness of the merger. Payment of any such bonuses would be made at the same time as other Entegris executives receive payment of their fiscal 2005 annual bonuses or on October 16, 2005, whichever is earlier.

(iii) Both Mr. Dauwalter and Mr. Geyer will be entitled to continued participation until age 65 in Entgris’ medical programs in accordance with terms and conditions of such programs in effect from time to time. If such participation is not permitted under the terms of the programs, then Entegris will purchase comparable benefits. Medical premiums will be split between each person and Entegris based on the same percentage as is used by Entegris on an ongoing basis with its other employees.

(iv) As of October 16, 2005, all stock options and restricted stock grants for Entegris shares held by each of Messrs. Dauwalter and Geyer will vest without extension of any option exercise dates.

•    Restrictive Covenants. Under the separation agreements, each of Messrs. Dauwalter and Geyer has agreed to not disclose the confidential information of Entegris, and to not compete with Entegris or hire or recruit Entegris employees or solicit Entegris customers for a period of four years following the date his employment terminates.

•    Indemnification. Each of Messrs. Dauwalter and Geyer will be entitled to defense and indemnification, and coverage under any directors and officers errors and omissions liability insurance, with respect to any services provided by him as a director or officer of Entegris, in the same manner as other current and former officers and directors of Entegris.

•    Release of Claims. Each of Messrs. Dauwalter and Geyer has agreed to waive and release Entegris and its successors from any and all claims he may have, except as specifically provided in the separation agreements regarding Entegris-sponsored benefit plans.

ITEM 8.01. OTHER EVENTS.

On August 3, 2005, Entegris held a special meeting of stockholders in connection with its planned merger with Mykrolis. At the special meeting, the stockholders of Entegris approved the following proposals:

•    the approval and adoption of the Agreement and Plan of Merger dated as of March 21, 2005, by and among Entegris, Mykrolis and Entegris Delaware, including the merger of Mykrolis with and into Entegris Delaware and the other matters contemplated thereby; and

•     the approval and adoption of the Agreement and Plan of Merger dated as of March 21, 2005, by and between Entegris and Entegris Delaware, including the reincorporation merger of Entegris with and into Entegris Delaware and the other matters contemplated thereby.

At the special meeting, the stockholders did not approve the proposal to include a classified board provision in the certificate of incorporation of Entegris Delaware.

Entegris currently expects that the mergers will close effective August 6, 2005, provided all closing conditions thereto have been satisfied or waived prior to that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entegris, Inc.

Date: August 3, 2005

/s/ James E. Dauwalter
James E. Dauwalter Chief Executive Officer